Exhibit 99.1
eBay Inc. Reports Second Quarter 2026 Results

•Revenue of $3.1 billion, up 15% on an as-reported basis and up 14% on an FX-Neutral basis
•Gross Merchandise Volume ("GMV") of $22.4 billion, up 15% on an as-reported basis and up 14% on an FX-Neutral basis
•GAAP and Non-GAAP earnings per diluted share of $1.21 and $1.60, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margins of 21.6% and 28.5%, respectively
•Returned $448 million to stockholders in Q2, including $310 million of share repurchases and $138 million paid in cash dividends

San Jose, California, August 5, 2026 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its second quarter ended June 30, 2026.

"eBay's second quarter delivered meaningful, broad-based momentum driven by continued innovation and focused execution against our strategic roadmap," said Jamie Iannone, Chief Executive Officer at eBay. "This quarter once again demonstrated our ability to focus on our strategic priorities while still delivering strong growth in operating income and EPS."

"Our second quarter results and continued GMV growth reflect our leadership in the categories that matter most to our buyers and sellers while building an even stronger, more resilient eBay," said Peggy Alford, Chief Financial Officer at eBay. "Given the strong momentum we are seeing in our business, we are increasing our full-year top- and bottom-line outlook."

Second Quarter 2026 Business Highlights

•On July 30, 2026, eBay closed its acquisition of Depop Limited (Depop), a leading consumer-to-consumer (C2C) fashion marketplace with a highly engaged Gen Z and Millennial audience, strengthening eBay’s leadership in circular fashion and recommerce.
•eBay Live posted another record quarter, with GMV growing by roughly eight times year-over-year across its seven markets.
•eBay Live continued to deepen global engagement across categories by delivering timely, high-impact experiences that aligned with major cultural moments like the World Cup. These experiences mobilized enthusiasts across the platform while connecting fans to eBay's unique inventory of curated collectibles and memorabilia.
•eBay expanded coverage of Authenticity Guarantee to more than 100 fashion brands in the U.S. and U.K. The company also integrated Enquirus, the trusted global database of registered luxury watches, across the U.S., U.K. and Germany, strengthening buyer confidence in eBay’s luxury resale offering.
•eBay reinforced its leadership position in Collectibles by expanding Authenticity Guarantee for U.K. trading cards valued at over £500 and broadening eligibility for its PSA Grading option to include pack-pulled autographed trading cards in the U.S.
•eBay further enhanced the C2C experience in Australia, streamlining the end-to-end selling experience with AI-powered listing tools, simplified shipping, secure payments and stronger buyer protections.
•In Motors Parts & Accessories (P&A), eBay launched Easy and Free Returns in the U.K. to give buyers greater confidence through a simpler, no-cost returns experience, and expanded the Guaranteed Fit program to Canada, where it also began automatically enriching listings with fitment data to help shoppers find compatible parts.
•In Vehicles, eBay introduced new listing capabilities in the eBay mobile app, making it easier for sellers to bring new inventory onto the platform. Additionally, by leveraging AI and automation to simplify the transaction process, eBay significantly reduced the average time to vehicle pickup.
•The latest generation of eBay's Magical Listing tool was expanded to include all new and reactivated listers in the U.K. and Germany, further accelerating consumer supply by making it faster and easier to list and sell on eBay.
•eBay's AI-powered card scanning feature recently surpassed 80 million cumulative scans as collectors increasingly used the tool to quickly identify cards, understand pricing and list or shop with greater confidence. The company also enhanced Trading Card listings with richer market pricing insights, including Card Ladder indexes that help collectors track the value of specific players, characters, sports and collectible card game genres over time.
•Goldin, an eBay company, continued to drive demand for premium collectibles through record-setting sales, including a solo Michael Jordan card for $4.3 million and Wayne Gretzky's Stanley Cup-winning jersey for $2.8 million, the most ever paid for a hockey jersey.

•eBay returned to the Met Gala for the fourth consecutive year as designers and creators sourced one-of-a-kind pieces for looks worn by SZA, Wisdom Kaye, Paloma Elsesser and others, reinforcing its marketplace as a destination for pre-loved fashion.

Impact

•eBay released its annual Impact Report, highlighting progress in advancing sustainability, recommerce and economic opportunity. In 2025, eBay maintained 100% renewable energy across its operations and generated $5.3 billion in positive economic impact through recommerce.
•eBay for Charity enabled buyers and sellers on the platform to raise $58 million worldwide in the second quarter. Highlights included a more than $9 million winning bid for a private lunch with Warren Buffett and Steph and Ayesha Curry that helped raise $27 million for nonprofit organizations GLIDE and Eat. Learn. Play. Additionally, a partnership with The Late Show with Stephen Colbert raised more than $2 million for World Central Kitchen through the auction of iconic Ed Sullivan Theater memorabilia.
•eBay was recognized with numerous awards, including the Wall Street Journal’s Best Companies for the Future, TIME’s World’s Most Sustainable Companies 2026, U.S. News & World Report’s Best Companies To Work For (Overall) and Newsweek’s America's Greatest Workplaces in Tech 2026.

Second Quarter 2026 Financial Highlights

•Revenue was $3.1 billion, up 15% on an as-reported basis and up 14% on a foreign exchange ("FX") neutral basis.
•GMV was $22.4 billion, up 15% on an as-reported basis and up 14% on an FX-Neutral basis.
•GAAP net income from continuing operations was $552 million, or $1.21 per diluted share.
•Non-GAAP net income from continuing operations was $727 million, or $1.60 per diluted share.
•GAAP and Non-GAAP operating margins were 21.6% and 28.5%, respectively.
•Generated $549 million of operating cash flow and $326 million of free cash flow from continuing operations.
•Returned $448 million to stockholders, including $310 million of share repurchases and $138 million paid in cash dividends.

(In millions, except per share data and percentages)	Second Quarter
	2026	2025	Change
eBay Inc.
Net revenues	$3,134	$2,730	$404	15%
GAAP – Continuing Operations
Net income	$552	$365	$187	51%
Earnings per diluted share	$1.21	$0.78	$0.43	56%
Non-GAAP – Continuing Operations
Net income	$727	$640	$87	13%
Earnings per diluted share	$1.60	$1.36	$0.24	17%

Other Selected Financial and Operational Results

•Advertising revenue – The company's total advertising offerings generated $596 million of revenue in the second quarter of 2026, representing 2.7% of GMV. First-party advertising products on the eBay platform delivered $570 million of revenue in the second quarter of 2026, up 25% on an as-reported basis and up 24% on an FX-Neutral basis.
•Operating margin – GAAP operating margin increased to 21.6% for the second quarter of 2026, compared to 17.6% for the same period last year. Non-GAAP operating margin increased to 28.5% for the second quarter of 2026, compared to 28.3% for the same period last year.
•Income tax rate – The GAAP effective tax rate for continuing operations for the second quarter of 2026 was 17.1%, compared to 22.6% for the second quarter of 2025. The non-GAAP effective tax rate for continuing operations for the second quarter of 2026 was 17.5%(1).
•Cash flow – The company generated $549 million of operating cash flow and $326 million of free cash flow during the second quarter of 2026 from continuing operations.
•Capital returns – The company repurchased $310 million of its common stock, or approximately 3 million shares, in the second quarter of 2026. The company's total repurchase authorization remaining as of June 30, 2026 was approximately $2.0 billion. The company also paid cash dividends of $138 million during the second quarter of 2026.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $4.9 billion as of June 30, 2026.

(1) We are using a non-GAAP effective tax rate of 17.5% in 2026 for evaluating our operating results, up from 16.5% in 2025. This rate could continue to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
Business Outlook

eBay is providing the following guidance for continuing operations for the third quarter 2026. This outlook includes the expected impact from Depop.

(In billions, except per share data and percentages)	Q3 2026 Guidance
Revenue	$3.07 - $3.12
FX-Neutral Y/Y Growth	8% - 10%

Gross Merchandise Volume	$22.0 - $22.4
FX-Neutral Y/Y Growth	10% - 12%

Diluted GAAP EPS	$0.94 - $0.99

Diluted Non-GAAP EPS	$1.36 - $1.42

Dividend Declaration

eBay's Audit Committee declared a third quarter 2026 cash dividend of $0.31 per share of the company's common stock. The dividend is payable on September 11, 2026 to stockholders of record as of August 28, 2026.

Acquisition of Depop

In February 2026, eBay Inc. and Etsy, Inc. announced that they entered into a definitive agreement for eBay to acquire all of the outstanding equity interests of Depop, a leading C2C fashion marketplace, for $1.2 billion in cash, subject to certain purchase price adjustments. The transaction closed on July 30, 2026. We paid $1.4 billion in cash, inclusive of preliminary purchase price adjustments, subject to finalization.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss second quarter 2026 results at 2:30 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com and social media channels as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, Securities and Exchange Commission (SEC) filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2025, eBay enabled nearly $80 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to "revenue" refer to "net revenues" as reported in the company’s consolidated statement of income.

New Accounting Standard

In September 2025, the Financial Accounting Standards Board issued Accounting Standards Update ("ASU") 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Accounting for and Disclosure of Software Costs. eBay adopted the standard effective January 1, 2026 using the full retrospective method, which required the restatement of each prior reporting period presented.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as "non-GAAP financial measures" by the SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles ("GAAP"). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an "FX-Neutral basis," to the nearest comparable GAAP measures, see "Non-GAAP Measures of Financial Performance," "Reconciliation of GAAP Operating Income to Non-GAAP Operating Income," "Reconciliation of GAAP Net Income to Non-GAAP Net Income and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate" and "Reconciliation of Operating Cash Flow to Free Cash Flow" included in this press release. For figures in this press release reported "on an FX-Neutral basis," we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involves risks and uncertainties. These statements include, but are not limited to, management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the third quarter and full year 2026 and expected drivers thereof, the future growth in our business, and our ability to drive sustainable long-term growth and create lasting value for our stockholders, the impact of current and contemplated strategic initiatives and offerings, partnerships with and acquisitions of other companies, and new and updated product features or programs, including the initiatives, offerings, partnerships, acquisitions, features and programs discussed in our business highlights, the effects of foreign currency volatility and our ability to respond to such effects, operating efficiency and margins, and dividends and share repurchases.

Actual results could differ materially from those expressed or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: significant variation in our operating and financial results, including GMV and net revenues; our ability to compete in the markets in which we participate; our ability to generate revenue from our advertising products, including our Promoted Listings; our ability to generate consumer engagement and spending; our ability to keep pace with technological changes, including emerging AI technologies, and with changes in consumer demands and expectations; our ability to operate internationally and generate revenue from our international operations and our exposure to costs and risks in connection therewith; the impact of changes in global trade policies on our revenue, profit and ability to support cross-border trade; our ability to manage our buyer and seller trust protection programs; the risk of systems failures and business interruptions to our business; operation of and ongoing investment into our payments and financial services offerings; risk of fraud on our platforms; the impact of any cyberattacks or data security breaches; our ability to attract, retain and develop our senior managers and other key employees; our and our customers’ dependence on third-party providers, some of which are our competitors; the impact of our current, contemplated and future acquisitions, dispositions, joint ventures, strategic partnerships and strategic investments, including our expectations regarding our ability to realize the projected benefits from the recently completed Depop acquisition; the impact of stockholder activism or unsolicited acquisition proposals; the impact of extensive and increasing regulation and oversight that affect our business; the risk of liability for the actions of our customers, including products sold by sellers on our platforms; the impact of increasing levels of regulation in the areas of privacy, protection of user data cybersecurity, and AI; the risks associated with third-party allegations relating to intellectual property rights; current and potential litigation and regulatory and government inquiries, investigations and litigation involving us; the impact of evolving sales and other tax regimes in various jurisdictions; our ability to protect or enforce our intellectual property rights; risks and costs relating to stakeholder expectations around environmental, social and governance matters; potential exposure to claims and liabilities as a result of the distribution of PayPal; the risk of exposure to greater than anticipated tax liabilities; fluctuations in interest rates, and changes in regulatory guidance relating thereto; fluctuations in foreign currency exchange rates; our ability to generate sufficient cash flow to service our indebtedness and to comply with financial covenants in our outstanding debt instruments; and the risk that our stock repurchases may not be effected or may not achieve the desired objectives.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	John Egbert	ir@ebay.com
Media Relations Contact:	Sybille St. Arromand	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2026	December 31, 2025
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,310	$1,867
Short-term investments	997	1,052
Customer accounts and funds receivable	1,589	1,280
Other current assets	1,107	887
Total current assets	6,003	5,086
Long-term investments	2,317	2,767
Property and equipment, net	1,301	1,165
Goodwill	4,471	4,467
Operating lease right-of-use assets	394	428
Deferred tax assets	2,929	2,959
Other assets	518	565
Total assets	$17,933	$17,437
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,593	$750
Accounts payable	353	242
Customer accounts and funds payable	1,589	1,280
Accrued expenses and other current liabilities	2,334	2,257
Income taxes payable	23	108
Total current liabilities	5,892	4,637
Operating lease liabilities	278	315
Deferred tax liabilities	1,446	1,431
Long-term debt	5,142	5,996
Other liabilities	510	575
Total liabilities	13,268	12,954
Total stockholders' equity	4,665	4,483
Total liabilities and stockholders' equity	$17,933	$17,437

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions, except per share amounts)
Net revenues	$3,134	$2,730	$6,223	$5,315
Cost of net revenues (1)	832	750	1,634	1,447
Gross profit	2,302	1,980	4,589	3,868
Operating expenses:
Sales and marketing (1)	697	586	1,370	1,122
Product development (1)	484	452	934	845
General and administrative (1)	306	371	716	632
Transaction losses	133	86	271	167
Amortization of acquired intangible assets	6	6	11	12
Total operating expenses	1,626	1,501	3,302	2,778
Income from operations	676	479	1,287	1,090
Interest and other:
Gain (loss) on equity investments and warrants, net	2	(4)	4	(6)
Interest expense	(65)	(62)	(126)	(123)
Interest income and other, net	52	59	118	140
Income from continuing operations before income taxes	665	472	1,283	1,101
Income tax provision	(113)	(107)	(219)	(235)
Income from continuing operations	552	365	1,064	866
Loss from discontinued operations, net of income taxes	(2)	(1)	(2)	(3)
Net income	$550	$364	$1,062	$863

Income (loss) per share – basic:
Continuing operations	$1.24	$0.79	$2.38	$1.86
Discontinued operations	—	—	—	(0.01)
Net income per share – basic	$1.24	$0.79	$2.38	$1.85

Income (loss) per share – diluted:
Continuing operations	$1.21	$0.78	$2.33	$1.83
Discontinued operations	—	—	—	(0.01)
Net income per share – diluted	$1.21	$0.78	$2.33	$1.82

Weighted average shares:
Basic	445	461	447	465
Diluted	455	470	457	473

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13	$10	$24	$19
Sales and marketing	27	24	49	44
Product development	86	86	162	155
General and administrative	56	45	103	83
	$182	$165	$338	$301

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions)
Cash flows from operating activities:
Net income	$550	$364	$1,062	$863
Loss from discontinued operations, net of income taxes	2	1	2	3
Adjustments:
Transaction losses	133	86	271	167
Depreciation and amortization	101	79	194	131
Stock-based compensation	182	165	338	301
Deferred income taxes	22	(88)	43	(58)
Gain on investments, warrants and other, net	(8)	(5)	(30)	(3)
Changes in assets and liabilities, net of acquisition effects	(433)	(942)	(361)	(989)
Net cash provided by (used in) continuing operating activities	549	(340)	1,519	415
Net cash used in discontinued operating activities	(26)	—	(27)	—
Net cash provided by (used in) operating activities	523	(340)	1,492	415
Cash flows from investing activities:
Purchases of property and equipment	(223)	(101)	(295)	(212)
Purchases of investments	(1,045)	(1,964)	(1,409)	(5,007)
Maturities of investments	712	1,943	1,064	6,530
Sales of investments	—	—	684	—
Shareholder distributions from equity investments	—	225	194	225
Acquisitions and other	(28)	(3)	(39)	(92)
Net cash provided by (used in) investing activities	(584)	100	199	1,444
Cash flows from financing activities:
Proceeds from issuance of common stock	62	93	64	93
Repurchases of common stock	(323)	(624)	(809)	(1,239)
Payments for taxes related to net share settlements of restricted stock units and awards	(83)	(68)	(189)	(137)
Payments for dividends	(138)	(134)	(277)	(268)
Repayment of senior notes	(750)	—	(750)	(800)
Proceeds from issuance of commercial paper	739	375	739	943
Repayment of commercial paper	—	(377)	—	(818)
Net funds receivable and payable activity	45	45	213	288
Other	(16)	(26)	(16)	(26)
Net cash used in financing activities	(464)	(716)	(1,025)	(1,964)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	31	(23)	50
Net increase (decrease) in cash, cash equivalents and restricted cash	(536)	(925)	643	(55)
Cash, cash equivalents and restricted cash at beginning of period	4,234	4,156	3,055	3,286
Cash, cash equivalents and restricted cash at end of period	$3,698	$3,231	$3,698	$3,231

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
	(In millions, except percentages)
Total net revenues (1)(2)	$3,134	$3,089	$2,965	$2,820	$2,730
Current quarter vs prior year quarter	15%	19%	15%	9%	6%
Percent from international	44%	44%	46%	48%	49%

(1) Hedge gain/(loss)	$(1)	$(13)	$(19)	$(24)	$(6)
(2) Foreign currency impact	$22	$78	$16	$20	$32

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
	(In millions, except percentages)
Active Buyers (1)	136	136	135	134	134
Current quarter vs prior year quarter	2%	1%	1%	1%	1%
Active Buyers excluding Tise (2)	136	135	134

Gross Merchandise Volume (3)
U.S.	$11,688	$11,503	$10,721	$9,872	$9,428
Current quarter vs prior year quarter	24%	27%	19%	13%	7%
International	10,710	10,694	10,516	10,233	10,086
Current quarter vs prior year quarter	6%	10%	2%	7%	5%
Total Gross Merchandise Volume	$22,398	$22,197	$21,237	$20,105	$19,514
Current quarter vs prior year quarter	15%	18%	10%	10%	6%

(1)Active Buyers consist of all buyers who paid for a transaction on our Marketplace platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)On October 1, 2025, we completed the acquisition of Tise AS.
(3)Gross Merchandise Volume consists of the total value of all paid transactions between users on our Marketplace platforms during the applicable period inclusive of shipping fees and taxes, without adjustment for returns or cancellations.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption "Forward-Looking Statements" above in this press release. More information about factors that could affect the company's operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
September 30, 2026
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net revenues	$3.07 - $3.12	$3.07 - $3.12
Diluted EPS from continuing operations	$0.94 - $0.99	$1.36 - $1.42
Gross Merchandise Volume	$22.0 - $22.4

(a) Estimated non-GAAP amounts above for the three months ending September 30, 2026 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $24-$28 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $168-$178 million, transaction-related costs of approximately $14-$16 million, and estimated adjustment between our GAAP and non-GAAP tax expense of approximately $(18)-$(19) million. The estimated GAAP diluted EPS above does not assume any gains or losses on our remaining equity investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an "FX-Neutral basis," can be found in the tables included in this press release. For figures in this press release reported on an "FX-Neutral basis," the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Transaction related costs. The company may incur significant gains or losses and incremental costs related to the acquisition or disposal of a business, unsolicited proposals and shareholder activism matters. These costs include third party fees such as banker fees, legal and advisory fees and other professional services. The company excludes these items from its non-GAAP measures as management does not believe they correlate to the company's ongoing operating results of the business.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrants. These are gains or losses associated with warrant agreements entered into with vendors, which are attributable to changes in fair value during the period.
Income tax effects and adjustments. We are using a non-GAAP tax rate of 17.5% for evaluating our operating results, up from 16.5% in 2025. This rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period and does not exclude certain non-discretionary expenditures, such as mandatory debt service requirements.

eBay Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions, except percentages)
GAAP operating income	$676	$479	$1,287	$1,090
Stock-based compensation expense and related employer payroll taxes	188	172	355	316
Amortization of acquired intangible assets within cost of net revenues and operating expenses	13	13	25	25
Restructuring and executive bonuses	1	55	105	55
Legal matters	(10)	52	(10)	52
Transaction related costs	25	—	38	—
Total non-GAAP operating income adjustments	217	292	513	448
Non-GAAP operating income	$893	$771	$1,800	$1,538

GAAP operating margin	21.6%	17.6%	20.7%	20.5%
Non-GAAP operating margin	28.5%	28.3%	28.9%	28.9%
Presented on a continuing operations basis

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$665	$472	$1,283	$1,101
GAAP provision for income taxes	(113)	(107)	(219)	(235)
GAAP net income from continuing operations	552	365	1,064	866
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	217	292	513	448
Change in fair value of equity investments and warrants	(2)	3	6	—
Income tax effects and adjustments	(40)	(20)	(96)	(20)
Non-GAAP net income from continuing operations	$727	$640	$1,487	$1,294

Diluted net income from continuing operations per share:
GAAP	$1.21	$0.78	$2.33	$1.83
Non-GAAP	$1.60	$1.36	$3.26	$2.74
Shares used in GAAP diluted net income per share calculation	455	470	457	473
Shares used in non-GAAP diluted net income per share calculation	455	470	457	473

GAAP effective tax rate – Continuing operations	17.1%	22.6%	17.1%	21.4%
Income tax effects and adjustments to net income from continuing operations	0.4%	(6.1)%	0.4%	(4.9)%
Non-GAAP effective tax rate – Continuing operations	17.5%	16.5%	17.5%	16.5%
Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions)
Net cash provided by (used in) continuing operating activities	$549	$(340)	$1,519	$415
Less: Purchases of property and equipment	(223)	(101)	(295)	(212)
Free cash flow	$326	$(441)	$1,224	$203
Presented on a continuing operations basis